Exhibit 99.1

Contact:Mento A. "Chuck"" Soponis
Chief Executive Officer
Oragenics, Inc.(386) 418-4018

FOR IMMEDIATE RELEASE

ORAGENICS FILES FOR U.S. PATENT ON PROBIOTIC-BASED TECHNOLOGY

Biotech Company To Use Probiotics To Maintain Oral Health

Alachua, FL (August 14, 2003) - Oragenics, Inc. (TSX-V: ORA.U), today announced that it has filed a patent application with the United States Patent and Trade Mark Office for its probiotic-based technology for use in developing oral care products for the maintenance of dental and periodontal health.

The human mouth normally harbors over 300 species of bacteria, some of which are responsible for tooth decay and gum diseases. A probiotic is a natural bacterium or other microorganism that contributes a healthy benefit by inhibiting the growth of these disease-causing bacteria. The probiotic approach in developing oral care products complements the Company's patented core technology, known as replacement therapy technology, which uses a genetically modified bacterium to prevent tooth decay. The Company's probiotic technology is in early stages of research and development.

Oragenics, Inc. is an emerging biotechnology research and development company that began operations in 1999. Located in Alachua, Florida at the University of Florida's Sid Martin Biotechnology Development Incubator, Oragenics is developing two new healthcare products, which are exclusively licensed from the University of Florida. The more advanced product is an oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The second product in pre-clinical development is a broad-spectrum antibiotic. For more information about Oragenics, please consult the Company's website at www.oragenics.com.

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